UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): May 2, 2008 (April 28, 2008)

AMPAL-AMERICAN ISRAEL CORPORATION
(Exact Name of Registrant as Specified in Charter)

New York	0-538	13-0435685
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

111 Arlozorov Street Tel Aviv, Israel	62098
(Address of Principal Executive Offices)	(Zip Code)

(866) 447-8636
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

Ampal-American Israel Corporation (the “Company”) entered into a trust agreement (the “Agreement”) with Clal Finance Trustees 2007 Ltd. (the “Trustee”) on April 6, 2008 (which became effective April 28, 2008), pursuant to which the Company issued its Series B debentures to investors in Israel in the principal aggregate amount of NIS 577.8 million (approximately $165.7 million). The Series B debentures are linked to the Israeli consumer price index and carry an interest rate of 6.6%. The debentures shall rank pari passu with the unsecured indebtedness of the Company. The debentures will be repaid in five equal annual installments commencing on January 31, 2012, and the interest will be paid semi-annually starting on July 31, 2008. The Company received the proceeds of the Series B debentures on May 1, 2008. The net proceeds of the debt offering shall be used for general corporate purposes, investments or acquisitions, as the Company shall determine from time to time, and the repayment of certain other indebtedness. As previously disclosed, the debentures received a rating of A2 from Midroog Ltd., an affiliate of Moody’s Investors Service.

As previously announced, the Company’s Series B debentures are listed on the Tel Aviv Stock Exchange pursuant to a prospectus published with the Israel Securities Authority.

The following terms apply to the Series B debentures:

●	The Company may issue additional debentures without limitation.
●	The Company has a four year grace period for making principal payments on the debentures, which payments will not begin until 2012.
●

The debentures are partially secured by a cash deposit in a bank account in the name of the Trustee in an amount equal to four years of interest payments on the debentures, such deposit to be returned to the Company in eight installments beginning on the first interest payment date and continuing on each subsequent interest payment date thereafter.

The Trustee is a member of a group of affiliated companies, controlled by and affiliated with IDB Holding Corporation Ltd. (collectively, the “IDB Group”), that owns approximately 5.78% of the Company’s outstanding Class A stock (as reported on the Company’s Annual Report on Form 10-K for the year ended December 31, 2007). In November 2007, Clal Electronics Industries Ltd. (“Clal Electronics”), also a member of the IDB Group, entered into a previously disclosed joint venture with the Company, through a wholly-owned subsidiary of the Company, that will focus on the new development and acquisition of controlling interests in wind energy projects outside of Israel. The joint venture is owned equally by Clal Electronics and the Company through its wholly-owned subsidiary. Clal Finance Ltd., also a member of the IDB Group, lead distributors in the offering in Israel of the Company’s Series B debentures, and members of the IDB Group purchased a portion of the Series B debentures. A member of the IDB Group is acting as a market maker on the Tel Aviv Stock Exchange for the purchase and sale of the Company’s Class A stock and Series A debentures.

The debt offering was made solely to certain non-U.S. institutional investors in accordance with Regulation S under the U.S. Securities Act of 1933, as amended. The debentures have not been and will not be registered under the U.S. securities laws, or any state securities laws, and may not be offered or sold in the United States or to United States persons without registration unless an exemption from such registration is available. This notice does not constitute an offer to sell the debentures, nor a solicitation for an offer to purchase the debentures. Further, this Current Report on Form 8-K shall not constitute any offer, solicitation or sale of any of the debentures in any jurisdiction in which such offering sold would be unlawful.

The foregoing description of the Agreement does not purport to be complete and is qualified in its entirety by reference to the Agreement, which the Company intends to file as an exhibit to its next quarterly report.

On April 29, 2008, the Company issued two press releases announcing that it had completed the previously announced offering in Israel of the Series B debentures and that it had exercised an over-allotment option to increase the amount of the offering. The full text of the press releases are attached as Exhibit 99.1 and Exhibit 99.2 to this Current Report and are incorporated herein by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance SheetArrangement of a Registrant.

(a)	The information under Item 1.01 is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits:

EXHIBIT	DESCRIPTION
99.1	Press release of Ampal-American Israel Corporation, dated April 29, 2008.
99.2	Press release of Ampal-American Israel Corporation, dated April 29, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMPAL-AMERICAN ISRAEL CORPORATION

Date: May 2, 2008	By:	/s/Yoram Firon
		Name:	Yoram Firon
		Title:	Vice President – Investments and Corporate Affairs

EXHIBIT INDEX

EXHIBIT	DESCRIPTION
99.1	Press release of Ampal-American Israel Corporation, dated April 29, 2008.
99.2	Press release of Ampal-American Israel Corporation, dated April 29, 2008.